Exhibit 4.1

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”) is entered into as of October 24, 2002, by and between OPTICAL CABLE CORPORATION, a Virginia corporation (the “Company”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Warrant Agent (together with any successors and assigns, the “Warrant Agent”).

Recitals

A. WHEREAS, the Company was a defendant in a class-action lawsuit (the “Action”) filed in the United States District Court for the Western District of Virginia (the “Court”), entitled In re Optical Cable Corporation Securities Litigation, Civil Action No. 7:01CV00937;

B. WHEREAS, in connection with the Action and as part of the transactions to be consummated pursuant to the Stipulation of Settlement dated the date hereof (the “Stipulation”), the Company has agreed to issue Warrants for the purchase of 250,000 shares of Common Stock, no par value per share, of the Company (each, a “Warrant”);

C. WHEREAS, the Stipulation contemplates that the Company will enter into certain agreements, including, without limitation, this Agreement;

D. WHEREAS, the Company desires to issue the Warrants, each of which entitles the holder thereof to purchase one share of its Common Stock (each of said shares of Common Stock deliverable upon exercise of the Warrants, a “Warrant Share”); and

E. WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, division, transfer, exchange and exercise of Warrants.

Agreement

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, to implement the terms of the Stipulation, and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the registered owners of the Warrants and any security into which they may be exchanged (the “Holders”), the parties hereto covenant and agree as follows:

SECTION 1

DEFINITIONS

In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Action” has the meaning specified in Recital A hereof.

“Agreement” has the meaning specified in the introductory paragraph of this Warrant Agreement.

“Business Day” means a day other than (a) a Saturday or Sunday, (b) any day on which banking institutions located in the City of New York, New York are required or authorized by law or by local proclamation to close or (c) any day on which the New York Stock Exchange is closed.

“Common Stock” shall mean the shares of the Company’s Common Stock, no par value per share.

“Commercially Reasonable Efforts,” when used with respect to any obligation to be performed or term or provision to be observed hereunder, means such efforts as a prudent Person seeking the benefits of such performance or action would make, use, apply or exercise to preserve, protect or advance its rights or interests; provided that such efforts do not require the Person whose performance or observance is required hereunder to incur a material financial cost or a substantial risk of material liability unless such cost or liability (i) is specifically contained in this Agreement or the Stipulation; (ii) would customarily be incurred in the course of performance or observance of the relevant obligation, term or provision; (iii) is caused by or results from the wrongful act or negligence of the Person whose performance or observance is required hereunder; or (iv) is not excessive or unreasonable in view of the rights or interests to be preserved, protected or advanced. Such efforts may include, without limitation, the expenditure of such funds and retention by such Person of such accountants, attorneys or other experts or advisors as may be necessary or appropriate to effect the relevant action; the undertaking of any special audit or internal investigation that may be necessary or appropriate to effect the relevant action; and the commencement, termination or settlement of any action, suit or proceeding involving the Person whose performance or observance is required hereunder to the extent necessary or appropriate to effect the relevant action.

“Court” has the meaning specified in Recital A of this Agreement.

“Exercise Period” has the meaning specified in Section 4.1 hereof.

“Exercise Price” means an amount equal to $4.88 per Warrant Share, as adjusted pursuant to Section 8 hereof.

“Holders” has the meaning specified in the preamble to this Agreement.

“Issuance Date” means the thirty-first day after the entry of the order and final judgment in the Action.

“Person” means a natural person, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, limited liability partnership, government or any agency or political subdivision thereof or any other entity or organization.

“Qualifying Prospectus” means a prospectus contained in a Registration Statement that satisfies all legal requirements.

“Registration Statement” means a registration statement relating to the issuance of the Warrant Shares.

“Reorganization” has the meaning specified in Section 8.4 hereof.

“SEC” means the United States Securities and Exchange Commission, or any successor governmental agency or authority thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Stipulation” has the meaning specified in Recital B hereof,

“Transfer Agent” has the meaning specified in Section 7 hereof.

“Warrant” has the meaning specified in Recital B hereof.

“Warrant Agent” shall mean Wachovia Bank, National Association and any successor hereunder.

“Warrant Certificate” has the meaning ascribed to such term in Section 2.1 hereof.

“Warrant Register” has the meaning specified in Section 2.2 hereof.

“Warrant Share” has the meaning specified in Recital D hereof.

SECTION 2

FORM OF WARRANT; EXECUTION; REGISTRATION

2.1 Form of Warrant; Execution of Warrants. The Warrants shall be in the form of the certificate (the “Warrant Certificate”) attached as Exhibit A to this Agreement. The Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, or any Senior Vice President. The signature of any such officer on the Warrant Certificates may be manual or by facsimile. Any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate. Each Warrant Certificate shall be dated the date it is countersigned by the Warrant Agent pursuant to Section 2.3 hereof.

2.2 Registration. The Warrant Certificates shall be numbered and shall be registered on the books of the Company maintained at the principal office of the Warrant Agent initially in Charlotte, North Carolina (or such other place in the continental United States as the Warrant Agent shall from time to time notify the Company and the Holders in writing) (the “Warrant Register”) as they are issued. The Company and the Warrant Agent shall be entitled to treat the registered owner of any Warrant as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person.

2.3 Countersignature of Warrants. The Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. Warrant Certificates may be countersigned, however, by the Warrant Agent and may be delivered by the Warrant Agent notwithstanding that the persons whose manual or facsimile signatures appear thereon as proper officers of the Company shall have ceased to be such officers at the time of such countersignature, issuance or delivery. The Warrant Agent shall, upon written instructions of the Company’s Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, any Senior Vice President, Treasurer, or Secretary, countersign, issue and deliver Warrant Certificates entitling the Holders thereof to purchase not more than an aggregate of 250,000 Warrant Shares (subject to adjustment pursuant to Section 8 hereof) and shall countersign, issue and deliver Warrant Certificates as otherwise provided in this Agreement.

SECTION 3

TRANSFER AND EXCHANGE OF WARRANTS

Subject to the terms hereof, the Warrant Agent shall initially countersign, register in the Warrant Register and deliver Warrants hereunder in accordance with the written instructions of the Company. Subject to the terms hereof and the receipt of such documentation as the Warrant Agent may reasonably require, the Warrant Agent shall thereafter from time to time register the transfer of any outstanding Warrants upon the Warrant Register upon surrender of the Warrant Certificate or Certificates evidencing such Warrants duly endorsed or accompanied (if so required by it) by a written instrument or instruments of transfer in form reasonably satisfactory to the Warrant Agent, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Subject to the terms of this Agreement, each Warrant Certificate may be exchanged for another Warrant Certificate or Certificates entitling the Holder thereof to purchase a like aggregate number of Warrant Shares as the Warrant Certificate or Certificates surrendered then entitles such Holder to purchase. Any Holder desiring to exchange a Warrant Certificate or Certificates shall make such request in writing delivered to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged. Upon registration of transfer, the Company shall issue and the Warrant Agent shall countersign and deliver by certified mail a new Warrant Certificate or Certificates to the persons entitled thereto.

No service charge shall be made for any exchange or registration of transfer of a Warrant Certificate or of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any stamp tax or other tax or other governmental charge that is imposed in connection with any such exchange or registration of transfer pursuant to Section 5 hereof.

By accepting the initial delivery, transfer or exchange of Warrants, each Holder shall be deemed to agree to the terms of this Agreement as it may be in effect from time to time, including any amendments or supplements duly adopted in accordance with Section 14.3 hereof.

A copy of this Agreement may be obtained by a Holder without cost upon written request to the Company at its principal office or the Warrant Agent.

SECTION 4

TERM OF WARRANTS; EXERCISE OF WARRANTS;

REGISTRATION OF WARRANT SHARES

4.1 Term of Warrants. Subject to the terms of this Agreement, each Holder shall have the right, which may be exercised, on any Business Day, from and after the Issuance Date until 5:00 p.m., New York City time, on the fifth anniversary of the Issuance Date, unless the Warrants are sooner converted or terminated in accordance with the terms of Section 8 hereof (the “Exercise Period”), to receive from the Company the number of Warrant Shares which the Holder may at the time be entitled to receive upon exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares, and the Warrant Shares issued to a Holder upon exercise of its Warrants shall be duly authorized, validly issued, fully paid, non-assessable and shall not have been issued in violation of or subject to any preemptive rights. Each Warrant not exercised, or converted or terminated in accordance with the terms of Section 8.4 hereof, prior to the expiration of the Exercise Period shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of the expiration of the Exercise Period, provided, however, that if the Exercise Period ends during a suspension pursuant to Section 4.3 hereof, the Exercise Period shall be extended for an additional period of time equal to the longer of the period of such suspension during the Exercise Period and twenty (20) Business Days after the date on which the Warrant Agent sends notice to the Holders of the expiration of such suspension period.

4.2 Exercise of Warrants. During the Exercise Period, except as such may be suspended from time to time as set forth in Section 4.3 hereof, each Holder may, subject to this Agreement, exercise, at any time or from time to time, all or a portion of the Warrants evidenced by the Warrant Certificates in the Holder’s name; provided, however, that in the event of an exercise of a portion (but not all) of a Holder’s Warrants, such exercise shall represent at least one hundred (100) Warrant Shares. Each exercise must be accompanied by (i) the surrender to the Company at the principal office of the Warrant Agent of such Warrant Certificate(s) with the form of notice attached thereto duly filled in and signed, which signature shall be guaranteed by an eligible guarantor institution (a bank, savings and loan association or credit union with membership in an approved signature guarantee medallion program) pursuant to Rule l7Ad-15 of the Securities Exchange Act of 1934, as amended, and (ii) the payment to the Warrant Agent for the account of the Company of the aggregate Exercise Price for the number of Warrant Shares in respect of which such Warrants are exercised. Warrants shall be deemed exercised on the date such Warrant Certificate(s) are surrendered to the Warrant Agent and tender of payment of the aggregate Exercise Price is made. Payment of the aggregate Exercise Price shall be made in lawful money of the United States of America (i) in cash by wire transfer of immediately available funds to the Warrant Agent for the account of the Company, (ii) by certified or official bank check or checks to order of the Company, or (iii) by any combination thereof or by such other form or method of payment acceptable to the Warrant Agent.

Upon the exercise of any Warrants in accordance with this Agreement, the Warrant Agent, on the Company’s behalf, will issue and deliver with all reasonable dispatch, to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants and shall take such other actions as are necessary to complete the exercise of the Warrants (including, without limitation, payment of any cash with respect to fractional interests required under Section 9 hereof). The certificate or certificates representing such Warrant Shares shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date the Warrants are exercised hereunder. Each Warrant Share, when issued upon exercise of the Warrants, shall be duly authorized, validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive rights.

In the event that less than all of the Warrants evidenced by a Warrant Certificate are exercised, the Holder thereof shall be entitled to receive a new Warrant Certificate evidencing the remaining Warrant(s), and the Warrant Agent is hereby irrevocably authorized by the Company to countersign, issue and deliver the required new Warrant Certificate pursuant to the provisions of this Section 4.2 hereof and of Section 3 hereof. The Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

Upon delivery of the Warrant Shares issuable upon exercise in accordance herewith and of any required new Warrant Certificates, the Warrant Agent shall cancel the Warrant Certificates surrendered upon exercise. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in a manner permitted by applicable laws and satisfactory to the Company in accordance with its written instructions to the Warrant Agent. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all amounts received by the Warrant Agent upon exercise of such Warrants.

The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holders during normal business hours at its office. The Company shall at its sole expense supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may reasonably request.

4.3 Registration of Warrant Shares; Suspension of Exercise Period. The Company covenants that, at its sole cost, it will at all times during the Exercise Period keep available such number of authorized shares of its Common Stock, free from all preemptive rights with respect thereto, which will be sufficient to permit the exercise of the Warrants for the full number of Warrant Shares. The Company covenants that the Warrant Shares, when issued pursuant to the exercise of the Warrants, will be duly and validly issued, fully paid and non-assessable. The Company covenants that it will use its Commercially Reasonable Efforts to keep a Registration Statement effective under the Securities Act, and will make such number of Qualifying Prospectuses available to Holders as they shall reasonably request; provided, however, that no shares of Common Stock shall be issued, and the right to exercise all Warrants shall be suspended, for all periods during which there is not an effective Registration Statement and/or there is not a Qualifying Prospectus available to Holders. The Company shall promptly notify the

Warrant Agent of any such suspension, and the Warrant Agent shall have no duty, responsibility or liability in respect of any shares of Common Stock issued or delivered prior to its receipt of such notice. The Company shall promptly notify the Warrant Agent of the termination of any such suspension and the Company shall cause the Warrant Agent to notify the Holders of the termination of such suspension within twenty (20) Business Days following notice to the Warrant Agent by the Company.

SECTION 5

PAYMENT OF TAXES

The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance and delivery of the Warrants and the initial issuance and delivery of the Warrant Shares upon the exercise of the Warrants; provided that the Company will not be required to pay any other tax or taxes which may be payable in respect of any transfer of the Warrants or involved in the issuance or delivery of any Warrant Shares, and the Warrant Agent shall not register any such transfer or issue or deliver any Warrant Certificate(s) or Warrant Shares unless or until the persons requesting the registration or issuance shall have delivered to the Warrant Agent any forms or other documents reasonably requested by the Warrant Agent and paid to the Warrant Agent for the account of the Company the amount of such tax, if any, or shall have established to the reasonable satisfaction of the Company or the Warrant Agent that such tax, if any, has been paid.

SECTION 6

MUTILATED OR MISSING WARRANT CERTIFICATES

In the event that any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue, and at the direction of the Company by written order the Warrant Agent shall countersign and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and an indemnity or bond, if requested by the Company or the Warrant Agent, also reasonably satisfactory to them. An applicant for such a substitute Warrant Certificate shall also comply with such other reasonable procedures as the Company or the Warrant Agent may reasonably require.

SECTION 7

RESERVATION OF WARRANT SHARES

There have been reserved, and the Company shall at all times during the Exercise Period keep reserved, out of its authorized Common Stock, free of all preemptive rights, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. The transfer agent for the Common Stock and every subsequent or other transfer agent for any shares of the Company’s capital stock issuable upon the exercise of the Warrants (each, a “Transfer Agent”) will be and are hereby irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with each Transfer Agent. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from the Company or a Transfer Agent, as the case may be, the certificate for Warrant Shares required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply its Transfer Agent with duly executed stock certificates for such purposes and will itself provide or otherwise make available any cash which may be payable as provided in Section 9 hereof. The Company will furnish to its Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each Holder pursuant to Section 8 hereof. The Company will give the Warrant Agent prompt notice of any change in any Transfer Agent or any change of address of any Transfer Agent.

Before taking any action which would cause an adjustment pursuant to Section 8 reducing the Exercise Price, the Company will take any and all corporate action which may be necessary in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares at the Exercise Price as so adjusted.

SECTION 8

ADJUSTMENT OF EXERCISE PRICE AND NUMBER

OF WARRANT SHARES; CONVERSION OF WARRANTS

The number and kind of securities purchasable upon the exercise of each Warrant, and the Exercise Price, shall be subject to adjustment from time to time upon the happening of certain events, as hereinafter described.

8.1 Mechanical Adjustments. The number of Warrant Shares purchasable upon the exercise of each Warrant and the Exercise Price shall be subject to adjustment as follows:

(a) Adjustment for Change in Capital Stock. Subject to paragraph (b) below, in case the Company shall (i) pay a dividend on its outstanding shares of Common Stock in shares of Common Stock or make a distribution of shares of Common Stock on its outstanding shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) effect a reverse stock split or combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of each Warrant shall be entitled to receive the number of Warrant Shares such Holder would have owned or have been entitled to receive upon the happening of any of the events described above had such Warrant been exercised in full immediately prior to the record date with respect thereto. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the record date for such event. Such adjustment shall be made successively whenever such an event occurs.

(b) Minimum Adjustment. No adjustment in the number of Warrant Shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of Warrant Shares purchasable upon the exercise of each Warrant; provided that any adjustments which by reason of this paragraph (b) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a Warrant Share and the nearest cent.

(c) Adjustment in Exercise Price. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted as herein provided, the Exercise Price payable upon exercise of each Warrant immediately prior to such adjustment shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment and the denominator of which shall be the number of Warrant Shares purchasable immediately thereafter.

8.2 Voluntary Adjustment by the Company. The Company may, at its option and at any time during the term of the Warrants, reduce the then current Exercise Price to any amount deemed appropriate by the Board of Directors of the Company.

8.3 Notice of Adjustment. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant and/or the Exercise Price of Warrant Shares is adjusted as herein provided, the Company shall cause the Warrant Agent promptly to mail to each Holder, at the sole expense of the Company by first class mail, postage prepaid, notice of such adjustment or adjustments and shall deliver to the Warrant Agent a certificate of an officer of the Company setting forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Exercise Price of Warrant Shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth in reasonable detail the computations by which such adjustment was made. The Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same, from time to time, to any Holder requesting an inspection thereof during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment of the Exercise Price or the number of Warrant Shares or other stock or property purchasable on exercise of Warrants, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment.

8.4 Conversion or Termination. In case of (i) any capital reorganization, consolidation or merger of the Company (other than the consolidation or merger of the Company with or into another corporation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock into shares of other stock or other securities, property or cash), or (ii) the sale of all or substantially all of the Company’s assets (collectively a “Reorganization”), all outstanding Warrants which have not been exercised (or otherwise expired or been terminated) prior to the closing of any such transaction shall be deemed to have been exercised and converted concurrently with the closing and the Holders shall be entitled to receive the kind and amount of consideration receivable by holders of the Company’s Common Stock less the Exercise Price of the Warrants deemed exercised. Additionally, in the event of the sale or conveyance or other transfer of all or substantially all of the assets of the Company as part of a plan of liquidation of the Company, all rights to exercise any Warrant shall terminate thirty (30) days after the Company gives written notice to each Holder that such sale or conveyance or other transfer has been consummated.

8.5 Statement on Warrants. Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same Exercise Price and number and kind of Warrant Shares as are stated in the Warrants initially issuable pursuant to this Agreement.

SECTION 9

FRACTIONAL INTERESTS

If more than one Warrant shall be exercised at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of Warrants so exercised. If any fraction (rounded to the nearest one-thousandth) of a Warrant Share would, except for the provisions of this Section 9, be issuable on the exercise of any Warrant, the Company, at its option, shall (i) issue a fractional Warrant Share or (ii) in lieu of issuing a fractional Warrant Share, (A) pay an amount in cash equal to the closing price for one share of Common Stock on the exercise date of the Warrants multiplied by such fraction, (B) issue scrip of the Company, or (C) round the fraction up and issue a full Warrant Share if the fraction is equal to or greater than one-half of a full Warrant Share, or round the fraction down and eliminate the fraction without the issuance of any additional Warrant Shares, scrip, cash or other property if the fraction is less than one-half of a full Warrant Share. If the Company elects to issue scrip, the terms of such scrip shall be set forth in a supplement to this Agreement.

SECTION 10

NO RIGHTS AS STOCKHOLDERS, NOTICES TO HOLDERS

Nothing contained in this Agreement or in any of the Warrants shall be construed as conferring upon the Holders or their transferees any rights as stockholders of the Company, including, without limitation, the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter whatsoever, or any dissent or appraisal rights.

In case

(a) the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

(b) the Company shall authorize the distribution to all holders of shares of Common Stock of securities or assets (other than cash dividends); or

(c) of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the conveyance or transfer of a substantial portion of the assets of the Company for which approval of any stockholders of the Company is required, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in each case, the Company shall cause notice of such proposed action to be mailed to the Warrant Agent and shall cause to be given to each Holder at its address appearing on the Warrant Register, at least twenty (20) days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first class mail, postage prepaid, a written notice stating (i) the date as of which the Holders of record of shares of Common Stock entitled to receive any such rights, options, warrants or distribution are to be determined, (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, as well as the date as of which it is expected that Holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, or winding up. The failure to give the notice required by this Section 10 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up or action, or the vote upon any of the foregoing.

SECTION 11

MERGER OR CONSOLIDATION OR

CHANGE OF NAME OF WARRANT AGENT

Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporation trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 13 hereof. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall be fully valid and effective as provided therein and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall be fully valid and effective as provided therein and in this Agreement.

SECTION 12

APPOINTMENT OF WARRANT AGENT

The Company hereby appoints the Warrant Agent to act as agent for the Company hereunder and in accordance with the terms and conditions hereof, and the Warrant Agent hereby accepts such appointment.

The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of the Warrant Certificates, shall be bound:

12.1 Correctness of Statements. The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as those that describe the Warrant Agent or actions taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates or Warrants except as herein otherwise provided.

12.2 Breach of Covenants. The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrants to be complied with by the Company.

12.3 Performance of Duties. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents and shall not be responsible for the misconduct or negligence of any attorney or agent (which shall not include an employee of the Warrant Agent) appointed with due care.

12.4 Reliance on Counsel. The Warrant Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

12.5 Proof of Action Taken. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed conclusively to be proved and established by a certificate signed by the Chairman of the Board, the President, the Chief Financial Officer, a Vice President (however designated), the Treasurer or the Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

12.6 Compensation. The Company agrees to pay the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the performance of its duties under this Agreement, to reimburse the Warrant Agent for all reasonable expenses, and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the performance of its duties under this Agreement (including but not limited to legal fees and expenses), and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent or any of its agents in the performance of its duties under this Agreement, except as a result of the Warrant Agent’s gross negligence or willful misconduct as determined in a final judgment of a court of competent jurisdiction and authority. The Company’s obligations under this Section 12.6 and any claim arising hereunder shall survive the resignation or removal of the Warrant Agent and the termination or discharge of the Company’s obligations under this Agreement.

12.7 Legal Proceeding. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or any one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred or any liabilities which may arise, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action of any Holder under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

12.8 Other Transactions in Securities of the Company. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or any other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person.

12.9 Liability of Warrant Agent. The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or bad faith.

12.10 Reliance on Documents. The Warrant Agent will not incur any liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

12.11 Validity of Agreement. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereto) or any Warrant; nor shall the Warrant Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares (or other securities) to be issued pursuant to this Agreement or any Warrant, or as to whether any Warrant Shares (or other securities) will, when issued, be validly issued, fully paid and non-assessable, or as to the Exercise Price or the number or amount of Warrant Shares or other securities or any assets or other property issuable upon exercise of any Warrant.

12.12 Instructions from Company. The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, the Chief Financial Officer, any Senior Vice President, the Treasurer or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or officers, provided such instructions are not in contravention of this Agreement.

SECTION 13

CHANGE OF WARRANT AGENT

The Warrant Agent may resign and be discharged from its duties under this Agreement by giving to the Company sixty (60) days’ notice in writing. The Company may remove the Warrant Agent by giving like notice to the Warrant Agent and the Holders, such notice to specify the date when removal shall become effective. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after such removal or notification in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent, then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or such a court, shall be a bank or trust company, in good standing, incorporated under the laws of the United States of America or any state thereof and having at the time of its appointment as Warrant Agent a combined capital and surplus of at least $100,000,000. After appointment and acceptance of such appointment in writing, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and shall execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to file any notice provided for in this Section 13, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be. In the event of such resignation or removal, the successor Warrant Agent shall mail, by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor Warrant Agent.

SECTION 14

MISCELLANEOUS

14.1 Notices. Any notice pursuant to this Agreement by the Company or by any Holder to the Warrant Agent, or by the Warrant Agent or by any Holder to the Company, shall be in writing and shall be delivered in person or by facsimile transmission, or mailed first class, postage prepaid, (a) to the Company, at its offices at 5290 Concourse Drive, Roanoke, VA 24019, Attention: President, or (b) to the Warrant Agent, at its offices at 1525 West W.T. Harris Boulevard, Equity Services, 3C3, Charlotte, NC 28262, Attention: Rhonda D. Whitley. Each party hereto may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice to the other party.

Any notice mailed pursuant to this Agreement by the Company or the Warrant Agent to the Holders shall be in writing and shall be mailed first class, postage prepaid, or otherwise delivered, to such Holders at their respective addresses in the Warrant Register. The initial address of each Holder shall be as provided by the Company to the Warrant Agent. Any Holder may change its address by notice to the Company and the Warrant Agent given in accordance with this Section 14.1.

14.2 Cancellation of Warrants. In the event the Company shall purchase or otherwise acquire Warrants, the same shall thereupon be delivered to the Warrant Agent and be cancelled by it and retired. The Warrant Agent shall cancel any Warrant Certificate surrendered for exchange, substitution, transfer or exercise in whole or in part.

14.3 Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement, the Warrants and the Warrant Certificates without approval of any Holder, in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable (including, without limitation, the addition of provisions addressing the terms of any scrip issued by the Company in lieu of fractional shares) and which shall not be inconsistent with the provisions of the Warrants and this Agreement. Any other supplement or amendment to this Agreement may be made with the approval of the holders of a majority of the then outstanding Warrants.

14.4 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of the Company or the Warrant Agent and their respective successors hereunder.

14.5 Applicable Law. This Agreement, the Warrants, the rights and obligations of the parties hereto and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof).

14.6 Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent, their respective assigns and the Holders.

14.7 Execution in Counterparts. This Agreement may be executed in multiple counterparts, which, when taken together, shall constitute an original.

14.8 Captions. The captions of the sections and subsections of this Agreement have been inserted for convenience only and shall have no substantive effect.

IN WITNESS WHEREOF, each of the undersigned have duly caused this Agreement to be executed on their behalf as of the day and year first above written.

OPTICAL CABLE CORPORATION

By:	/s/ Neil D. Wilkin, Jr.
Name:	Neil D. Wilkin, Jr.
Title:	President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Rhonda D. Whitley
Name:	Rhonda D. Whitley
Title:	Trust Officer

EXHIBIT A

THIS WARRANT IS GOVERNED BY AND SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE WARRANT AGREEMENT (AS DEFINED HEREIN). A COPY OF THE WARRANT AGREEMENT MAY BE OBTAINED UPON REQUEST FROM OPTICAL CABLE CORPORATION OR THE WARRANT AGENT (AS DEFINED HEREIN).

No. W	Warrants

WARRANT CERTIFICATE FOR PURCHASE COMMON STOCK

OF

OPTICAL CABLE CORPORATION

VOID AFTER 5:00 P.M.

NEW YORK CITY TIME, ON

OCTOBER 24, 2007

                                                                                                                                        , or his, her or its registered assigns (the “holder”), is the owner of the number of Warrants set forth above issued by Optical Cable Corporation, a Virginia corporation (the “Company”), each of which is issued pursuant to, and is subject to all of the terms, provisions, and conditions of, that certain Warrant Agreement dated as of October 24, 2002 (the “Warrant Agreement”), between the Company and Wachovia Bank, National Association, a national banking association, as Warrant Agent (together with any successors and assigns, the “Warrant Agent”), in furtherance of that certain Stipulation of Settlement in settlement of a class-action lawsuit (the “Action”) pending in the United States District Court for the Western District of Virginia, entitled In re Optical Cable Corporation Securities Litigation, Civil Action No. 7:01CV00937 (the “Stipulation”).

All capitalized terms not defined herein shall have the meanings ascribed to them in the Warrant Agreement.

1. Purchase Shares. Subject to the terms and conditions hereinafter set forth, for each Warrant set forth above the holder is entitled to purchase from the Company one share of the Company’s Common Stock described in the Warrant Agreement (each share of Common Stock issuable upon exercise of a Warrant is referred to as a “Warrant Share”), subject to adjustment, conversion and termination pursuant to Section 8 of the Warrant Agreement.

2. Exercise Price. The purchase price per Warrant Share, with respect to the Warrants represented by this Warrant Certificate, shall be $4.88 per share, as adjusted from time to time pursuant to Section 8 of the Warrant Agreement (the “Exercise Price”). All payments required to be made hereunder shall be made in lawful money of the United States of America.

3. Exercise Period. The Warrants may be exercisable, in whole or in part at any time or from time to time, on any Business Day, until 5:00 p.m., New York City time, on October 24, 2007, unless the Warrants are sooner converted or terminated as provided in Section 8.4 of the

Warrant Agreement (the “Exercise Period”). Any Warrants not exercised during the Exercise Period shall become void, and all rights hereunder and all rights in respect hereof and under the Warrant Agreement shall cease at the end of the Exercise Period. In the event of a partial exercise of Warrants, the exercise shall represent at least one hundred (100) Warrant Shares.

4. Method of Exercise. Each exercise of Warrants represented by this Warrant Certificate shall be effected by: (a) the surrender of this Warrant Certificate, together with a duly executed copy of the form of Notice of Election attached hereto, to the Warrant Agent at its principal offices; and (b) the payment to the Warrant Agent, in the manner provided in the Warrant Agreement, of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased.

5. Certificates for Warrant Shares. Upon the exercise of Warrants, one or more certificates for the number of Warrant Shares so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable). If the Warrants represented hereby are not exercised in full, the Warrant Agent, on behalf of the Company, will issue to an exercising holder a new Warrant Certificate representing the Warrants not exercised.

6. Fractional Shares. If any fraction of a Warrant Share is issuable upon the exercise of Warrants represented hereby, the Company, at its option, shall (i) issue a fractional Warrant Share, or (ii) in lieu of issuing a fractional Warrant Share, (A) pay cash therefore on the basis of the value of the fractional share, (B) issue scrip of the Company, or (C) issue an additional Warrant Share if the fraction is equal to or greater than one-half of a full Warrant Share, or eliminate the fraction without the payment of an additional Warrant Share, scrip, cash or other property if the fraction is less than one-half of a full Warrant Share, all as provided in the Warrant Agreement.

7. No Shareholder Rights. Prior to exercise of Warrants, the holder shall not be entitled to any rights of a shareholder with respect to the Warrant Shares, including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. Nothing in this Section 7 shall limit the right of the holder to be provided the notices required under the Warrant Agreement.

8. Transfers. Subject to compliance with applicable federal and state securities laws, the Warrants represented by this Warrant Certificate may be transferred in whole or in part by the holder (subject to the terms of the Warrant Agreement). Any transfer shall be recorded on the books of the Company upon (i) the surrender of this Warrant Certificate, properly endorsed, or as otherwise provided in Warrant Agreement, to the Warrant Agent at its principal offices, and (ii) the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new Warrant Certificates.

9. Successors and Assigns. The terms and provisions of this Warrant Certificate and the Warrant Agreement shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

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10. Amendments and Waivers. Any term of this Warrant Certificate may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holder. Any waiver or amendment effected in accordance with this Section shall be binding upon each holder of any Warrant Shares purchased under this Warrant Certificate at the time outstanding (including securities into which such Warrant Shares have been converted), each future holder of all such Warrant Shares, and the Company.

11. Captions. The section and subsection headings of this Warrant Certificate are inserted for convenience only and shall not constitute a part of this Warrant Certificate in construing or interpreting any provision hereof.

12. Governing Law. This Warrant Certificate shall be governed by the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof).

13. Conflicts; Inspection of Warrant Agreement. In the event of a conflict between the provisions of the Warrant Agreement and this Warrant Certificate, the provisions of the Warrant Agreement shall govern. The Warrant Agreement is available for inspection by any holder at the principal office of the Warrant Agent.

IN WITNESS WHEREOF, the Company and the Warrant Agent have caused this Warrant to be executed by officers thereunto duly authorized.

Dated: ___________________________

OPTICAL CABLE CORPORATION

Name:	Neil D. Wilkin
Title:	President

Countersigned:	WACHOVIA BANK NATIONAL ASSOCIATION, as Warrant Agent

Name:
Title:

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OPTICAL CABLE CORPORATION

WARRANT NOTICE OF EXERCISE

To:	WACHOVIA BANK, NATIONAL ASSOCIATION
1525 West W.T. Harris Boulevard, Equity Services, 3C3
Charlotte, NC 28262

(a) The undersigned hereby elects to purchase                      Warrant Shares representing shares of common stock, no par value per share, of Optical Cable Corporation (the “Company”), pursuant to the terms of the attached Warrant Certificate and the Warrant Agreement referenced therein. To the extent the undersigned is not exercising this Warrant in full, please reissue and return to the undersigned a new Warrant Certificate to purchase the remaining number of Warrant Shares for which the Warrant Certificate is exercisable.

(b) Payment of the Exercise Price per accompanies this notice in the form of [mark as applicable] cash in the amount of                              by means of

wire transfer of immediately available funds to the Warrant Agent for the account of the Company, or certified or official bank check or checks to the order of the Company.

*****

By:                                                                                        [NAME]

Taxpayer I.D. No. or Soc. Sec. No:

Address:

Date:

Name in which shares should be registered:

Taxpayer I.D. No. or Soc. Sec. No.

Address:

Signatures must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program) pursuant to Rule l7Ad-15 of the Securities Exchange Act of 1934. Signature Guaranteed by:

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OPTICAL CABLE CORPORATION

WARRANT TRANSFER

To:   WACHOVIA BANK, NATIONAL ASSOCIATION

1525 West W.T. Harris Boulevard, Equity Services, 3C3

Charlotte, NC 28262

For value received, the undersigned hereby sells, assigns and transfers unto                                                                    the right to purchase                                                   (                    ) Warrant Shares representing shares of common stock, no par value per share, of Optical Cable Corporation (the “Company”) pursuant to the attached Warrant Certificate and does hereby irrevocably constitute and appoint                          attorney to transfer the Warrant, or such portion as is transferred hereby, on the books of the Company with full power of substitution in the premises. The undersigned requests said attorney to issue to the transferee a Warrant Certificate evidencing such transfer and to issue to the undersigned a new Warrant Certificate evidencing the right to purchase Warrant Shares for the balance not so transferred, if any.

Signature:

By:                                                                               [NAME]

Taxpayer I.D. No. or Soc. Sec. No:

Address:

Date:

Name in which new Warrant(s) should be registered:

Right to Purchase No. of Shares of Common Stock:

Name:

Taxpayer I.D. No. or Soc. Sec. No:

Address:

The balance of the attached Warrant Certificate not so transferred shall be returned to the transferor in the form of a new Warrant Certificate reflecting such reduced amount.

Signatures must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program) pursuant to Rule l7Ad-15 of the Securities Exchange Act of 1934.

Signature Guaranteed by:

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